Exhibit 99.1

IMMEDIATE RELEASE

March 3, 2011

UNITED NATURAL FOODS, INC. ANNOUNCES

SECOND QUARTER FISCAL 2011 RESULTS

Q2 2011 NET SALES INCREASED BY 24.1% OVER Q2 2010 TO $1.11 BILLION

Financial Highlights

•                  Net income of $18.7 million for the second quarter of fiscal 2011, a 19.6% increase over net income from the comparable fiscal 2010 period

•                  Diluted EPS of $0.39 for the second quarter of fiscal 2011, an 8.3% increase over diluted EPS for the second quarter of fiscal 2010

Providence, Rhode Island — March 3, 2011 — United Natural Foods, Inc. (Nasdaq: UNFI) today reported that net income for the second quarter of fiscal 2011 ended January 29, 2011 increased by $3.0 million, or 19.6%, to $18.7 million, or $0.39 per diluted share including the dilutive effect from our equity offering completed in the first quarter of fiscal 2011, from $15.7 million, or $0.36 per diluted share for the second quarter of fiscal 2010.  Net sales for the second quarter of fiscal 2011 totaled $1.11 billion, an increase of 24.1%, or $216.2 million, over net sales recorded in the second quarter of fiscal 2010 of $898.2 million. Excluding the impact of sales related to the Company’s June 2010 Canadian acquisition and its October 2010 acquisition of certain inventory and distribution assets of Whole Foods Market, Inc. (“Whole Foods Market”), which generated combined estimated incremental net sales of approximately $87.6 million, second quarter fiscal 2011 net sales increased by 14.3%, or $128.7 million, to $1.03 billion.

“In the fiscal 2011 second quarter, we experienced an acceleration of our comparable sales growth to 14.3%, reflecting the sustained strength of the industry across all of our customer channels,” said Steven Spinner, President and Chief Executive Officer.

Gross margin was 17.8% for the second quarter of fiscal 2011, which represents a 45 basis point decline from the gross margin of 18.3% for the first quarter of fiscal 2011. The lower gross margin compared to the prior sequential quarter was largely due to a continued shift in our customer mix during the second quarter.

Operating expenses as a percentage of net sales decreased to 15.0% for the second quarter of fiscal 2011, a decrease of approximately 50 basis points compared to the fiscal 2010 second quarter ended January 30, 2010.  Operating income as a percentage of net sales decreased to 2.8% for the second quarter of fiscal 2011 from 3.1% for the second quarter of fiscal 2010, a decline of 22 basis points.  Operating income as a percentage of net sales during the second quarter of fiscal 2011 was also negatively impacted by approximately $2.5 million in continued start-up inefficiencies related to our Lancaster, Texas facility, which commenced operations in September 2010.

First Half Fiscal 2011 Summary

Net sales for the first half of fiscal 2011 totaled $2.17 billion, a 21.6% increase over the prior fiscal year comparable period.  Diluted EPS was $0.77 per share including the dilutive effect from our equity offering completed in the first quarter of fiscal 2011, a 6.9% increase over the first half of fiscal 2010.  At 15.2% of net sales, operating expenses were 29 basis points lower than the comparable prior year period.  Gross margin was 54 basis points less than the comparable prior year period, at 18.0% of net sales for the first six months of fiscal 2011.

“Building off of the success we achieved during fiscal 2010, UNFI has continued to gain market share and incremental business during the first half of fiscal 2011, leveraging our fully integrated specialty offering and our strategic expansion into Canada. We are now focused on managing efficiencies related to previously on boarded new business and our increased sales growth.  UNFI Canada continues to perform in line with our expectations, and sales trends across all channels continue to improve, with the independent channel growing at 7.9%, excluding acquisitions, in the fiscal 2011 second quarter,” added Mr. Spinner.

Updates to Fiscal 2011 Guidance

Based on the Company’s solid performance through the first six months of fiscal 2011 and the current outlook for the remainder of the year, the Company is raising its net sales guidance for fiscal year 2011, ending July 31, 2011, to a range of $4.4 billion to $4.5 billion, which represents a 17.1% to 19.8% increase in total net sales over fiscal 2010.  The Company had previously provided, on September 8, 2010, a net sales guidance target of $4.35 billion to $4.45 billion.

In addition, the Company is narrowing its earnings per share guidance for fiscal 2011 to a range of $1.65 to $1.71 per diluted share.  The Company’s revised earnings per share guidance reflects the impact of expected improvements in operating efficiencies and cost controls.  The Company had previously updated its fiscal 2011 earnings per share guidance to $1.62 to $1.71 per diluted share on October 13, 2010 following the completion of its common stock offering.

Conference Call & Webcast

The Company’s second quarter 2011 conference call and audio webcast will be held at 11:00 a.m. EST on March 3, 2011.  The audio webcast of the conference call will be available to the public, on a listen-only basis, via the Internet at www.earnings.com or at the Investors section of the Company’s website at www.unfi.com.   The online archive of the webcast will be available on the Company’s website for 30 days.

About United Natural Foods

United Natural Foods, Inc. (http://www.unfi.com) carries and distributes more than 60,000 products to more than 23,000 customer locations throughout the United States and Canada. The Company serves a wide variety of retail formats including conventional supermarket chains, natural product superstores, independent retail operators and the food service channel. United Natural Foods, Inc. was ranked by Forbes in 2005 as one of the “Best Managed Companies in America,” ranked by Fortune in 2006 — 2010 as one of its “Most Admired Companies,” winner of the Supermarket News 2008 Sustainability Excellence Award, and recognized by the Nutrition Business Journal for its 2009 Environment and Sustainability Award.

For more information on United Natural Foods, Inc., visit the Company’s website at www.unfi.com.

AT THE COMPANY:	FINANCIAL RELATIONS BOARD
Mark Shamber	Joseph Calabrese
Chief Financial Officer	General Information
(401) 528-8634	(212) 827-3772

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding the Company’s business that are not historical facts are “forward-looking statements” that involve risks and uncertainties and are based on current expectations and management estimates; actual results may differ materially. The risks and uncertainties which could impact these statements are described in the Company’s filings under the Securities Exchange Act of 1934, as amended, including its annual report on Form 10-K filed with the Securities and Exchange Commission on September 27, 2010 and other filings the Company makes with the SEC, and include, but are not limited to, the Company’s ability to successfully deploy its operational initiatives in the Canadian market; the Company’s dependence on principal customers; the Company’s sensitivity to general economic conditions, including the current economic environment, changes in disposable income levels and consumer spending trends; the Company’s ability to timely and successfully deploy its new warehouse management system throughout its distribution facilities; increased fuel costs; the Company’s sensitivity to inflationary pressures; the relatively low margins and economic sensitivity of the Company’s business; the ability to identify and successfully complete acquisitions of other natural, organic and specialty food and related product distributors; and management’s allocation of capital and the timing of capital expenditures. Any forward-looking statements are made pursuant to the Private Securities Litigation Reform Act of 1995 and, as such, speak only as of the date made. The Company is not undertaking to update any information in the foregoing reports until the effective date of its future reports required by applicable laws. Any projections of future results of operations are based on a number of assumptions, many of which are outside the Company’s control and should not be construed in any manner as a guarantee that such results will in fact occur. These projections are subject to change and could differ materially from final reported results. The Company may from time to time update these publicly announced projections, but it is not obligated to do so.

UNITED NATURAL FOODS, INC.

CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

(In thousands, except per share data)

	Three months ended		Six months ended
	January 29, 2011	January 30, 2010	January 29, 2011	January 30, 2010

Net sales	$1,114,449	$898,217	$2,167,416	$1,782,985
Cost of sales	915,817	731,611	1,776,452	1,451,778

Gross profit	198,632	166,606	390,964	331,207

Total operating expenses	166,890	139,001	329,566	276,411

Operating income	31,742	27,605	61,398	54,796

Other expense (income):
Interest expense	1,298	1,557	2,684	2,938
Interest income	(57)	(41)	(265)	(110)
Other, net	(202)	(10)	(255)	(19)
Total other expense	1,039	1,506	2,164	2,809

Income before income taxes	30,703	26,099	59,234	51,987

Provision for income taxes	11,974	10,439	23,101	20,795

Net income	$18,729	$15,660	$36,133	$31,192

Basic per share data:
Net income	$0.39	$0.36	$0.78	$0.73

Weighted average basic shares of common stock	48,232	43,024	46,508	43,003

Diluted per share data:
Net income	$0.39	$0.36	$0.77	$0.72

Weighted average diluted shares of common stock	48,538	43,315	46,819	43,266

UNITED NATURAL FOODS, INC.

CONSOLIDATED BALANCE SHEETS (Unaudited)

(In thousands, except per share data)

	January 29, 2011	July 31, 2010
ASSETS
Current assets:
Cash and cash equivalents	$17,284	$13,802
Accounts receivable, net	258,979	217,097
Notes receivable, trade, net	2,283	3,111
Inventories	523,575	439,702
Prepaid expenses and other current assets	20,528	21,793
Deferred income taxes	20,560	20,560
Total current assets	843,209	716,065

Property and equipment, net	280,003	279,255

Other assets:
Goodwill	189,397	186,925
Intangible assets, net	60,484	50,201
Notes receivable, trade, net	2,220	235
Other	19,354	18,118
Total assets	$1,394,667	$1,250,799

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$223,867	$201,685
Notes payable	185,000	242,570
Accrued expenses and other current liabilities	68,113	72,587
Current portion of long-term debt	5,040	5,033
Total current liabilities	482,020	521,875

Long-term debt, excluding current portion	45,911	48,433
Deferred income taxes	21,058	20,598
Other long-term liabilities	30,254	29,446
Total liabilities	579,243	620,352

Stockholders’ equity:
Preferred stock, $0.01 par value, authorized 5,000 shares; none issued and outstanding	—	—
Common stock, $0.01 par value, authorized 100,000 shares; 48,366 issued and 48,339 outstanding shares at January 29, 2011; 43,558 issued and 43,531 outstanding shares at July 31, 2010	483	435
Additional paid-in capital	335,182	188,727
Treasury stock	(708)	(708)
Unallocated shares of Employee Stock Ownership Plan	(632)	(713)
Accumulated other comprehensive income (loss)	1,105	(1,155)
Retained earnings	479,994	443,861
Total stockholders’ equity	815,424	630,447

Total liabilities and stockholders’ equity	$1,394,667	$1,250,799

UNITED NATURAL FOODS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

(In thousands)

	Six months ended
	January 29, 2011	January 30, 2010
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$36,133	$31,192
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Depreciation and amortization	17,242	13,356
Share-based compensation	4,833	3,918
Excess tax benefits from share-based payment arrangements	(795)	(301)
Provision for doubtful accounts	1,031	515
Gain on disposals of property and equipment	(44)	(13)
Changes in assets and liabilities, net of acquisitions:
Accounts receivable	(42,872)	(19,496)
Inventories	(76,422)	(26,985)
Prepaid expenses and other assets	(171)	2,748
Notes receivable, trade	(1,097)	438
Accounts payable	12,337	20,041
Accrued expenses and other liabilities	(1,891)	727
Net cash (used in) provided by operating activities	(51,716)	26,140

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(14,267)	(15,822)
Proceeds from disposals of property and equipment	63	21
Purchases of acquired businesses, net of cash acquired	(21,911)	(194)
Net cash used in investing activities	(36,115)	(15,995)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net proceeds from issuance of common stock	138,301	—
Net repayments under note payable	(57,570)	(14,225)
Increase in bank overdraft	9,744	3,491
Payment of employee restricted stock tax withholdings	(2,540)	(1,223)
Proceeds from exercise of stock options	5,114	1,803
Repayments of long-term debt	(2,515)	(2,508)
Excess tax benefits from share-based payment arrangements	795	301
Capitalized debt issuance costs	—	(7)
Net cash provided by (used in) financing activities	91,329	(12,368)

EFFECT OF EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS	(16)	—
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	3,482	(2,223)
Cash and cash equivalents at beginning of period	13,802	10,269
Cash and cash equivalents at end of period	$17,284	$8,046

Supplemental disclosures of cash flow information:
Cash paid during the period for:
Interest, net of amounts capitalized	$2,408	$2,437
Federal and state income taxes, net of refunds	$15,354	$15,554